Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Protagenic Therapeutics, Inc. on Form S-8, [FILE NO.333-214553, 333-214554, and 333-217963) of our report dated April 17, 2017 with respect to our audit of the consolidated financial statements of Protagenic Therapeutics, Inc. as of December 31, 2016 and for the year then ended appearing in the Annual Report on Form 10-K of Protagenic Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

April 2, 2018